Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 20, 2007 (this “Agreement”), is made by and among PRIMEDIA Inc., a Delaware corporation (“Parent”), Channel One Communications Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Seller”), and Alloy C1 Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Alloy, Inc. (“Purchaser”).

WHEREAS, Seller is in the business of providing news and information to young adult audiences through news broadcasts to teens in middle schools and high schools across the United States (the “Operations”); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser substantially all of the assets of Seller and Purchaser desires to assume and Seller desires to transfer to Purchaser substantially all of the liabilities of Seller related to the Operations, subject to the terms set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I. PURCHASE AND SALE OF THE ASSETS.

1.01 Assets Being Sold. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), Seller shall sell, convey, assign and transfer to Purchaser free and clear of all Liens, and Purchaser shall purchase and acquire from Seller all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests and goodwill of Seller, of every kind and nature whatsoever, including, without limitation, the following (such assets collectively referred to herein as the “Assets”), but excluding the Excluded Assets (defined below):

(a) all of Seller’s right, title and interest in and to the Operations;

(b) all rights of Seller under Contracts for the sale of advertising with respect to the Operations and all outstanding proposals therefor;

(c) all software and software systems owned by Seller or used in connection with the Operations and all databases and database systems owned by Seller or used in connection with the Operations, including, but not limited to, any membership databases, site records databases, service history databases, property management databases and traffic databases (the “Databases”);

(d) all lists, mailing lists, documents and records of Seller relating to all past, present or prospective advertisers and customers with respect to the Operations;

(e) all promotional materials, rate cards, market research studies and other research of Seller relating to the Operations;

(f) all right, title and interest of Seller to and in respect of Seller Intellectual Property (as defined in Section 4.12), and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder;

(g) all right, title and interest of Seller to all telephone numbers, facsimile numbers, websites and e-mail addresses (with the channelone.com suffix) relating to the Operations (other than Parent telephone and facsimile numbers), including those listed in Schedule 1.01(g) attached hereto;

(h) all of Seller’s rights under Contracts relating to the Operations, including, without limitation, those Contracts set forth on Schedule 1.01(h) (collectively, the “Assumed Contracts”);

(i) all of the goodwill of the Operations;

(j) all right, title and interest of Seller with respect to all personal property of Seller, including, without limitation, all televisions, equipment, furniture, fixtures (other than office furniture located at 261 Madison Avenue, New York, NY and 500 Dearborn Street, Chicago, IL),

office equipment, computers, communications equipment, supplies, spare and replacement parts and other physical assets of Seller, including, without limitation, the personal property listed in Schedule 1.01(j) attached hereto;

(k) all existing files, accounting records, correspondence, internal reports and records related to the Operations, including databases and records (whether in printed form or computer media);

(l) all works in progress, finished goods and merchandise-related inventory of the Operations;

(m) cash in the amount of $5,000,000 (the “Retained Cash”);

(n) all accounts receivable, notes receivable and other rights to payment payable or otherwise owed to Seller;

(o) all right, title and interest of Seller with respect to all credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, including those listed in Schedule 1.01(o) attached hereto;

(p) all rights of Seller, to the extent transferable, under all federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements relating to the Operations, if any;

(q) all claims, demands, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of Seller; and

(r) all guarantees, warranties, indemnities and similar rights in favor of Seller.

1.02 Excluded Assets. The Assets shall not include (and Seller shall retain all right in) the following assets (the “Excluded Assets”), which Purchaser acknowledges shall be excluded from the Assets:

(a) Seller’s corporate books and records of internal corporate proceedings, tax records, work papers and books and records that Seller is required by law to retain;

(b) all cash and cash equivalents other than the Retained Cash;

(c) any assets of Seller listed on Schedule 1.02(c);

(d) all Plans and Employee Benefit Programs; and

(e) subject to the provision of Section 9.09, any insurance policies of Seller or Parent.

1.03 Assumed Liabilities. At the Closing, except as set forth in Section 1.04 below, Purchaser agrees to assume and pay, discharge, perform or otherwise satisfy all of the liabilities and obligations of Seller relating to the Operations, whether past, present or future, according to their respective terms, including, without limitation: (a) all obligations to fulfill any and all advertising Contracts (in each case, whether fully performed or wholly or partially executed as of the Closing Date); (b) all obligations under the Assumed Contracts, including, without limitation, all obligations under the Leases (as defined in Section 4.24); (c) all liabilities to the extent included on the final Closing Date Statement as defined in Section 2.02(a)(i); (d) all liabilities from any litigation, proceedings, investigations, actions, suits, orders at law or in equity relating to the Operations, other than as set forth in Section 1.04, and (e) all expenses and liabilities for any Transferred Employees or other employees of Seller, all to the extent set forth in Section 7.03. The foregoing liabilities being assumed by Purchaser are referred to hereinafter collectively as the “Assumed Liabilities.”

1.04 Excluded Liabilities. Anything contained in this Agreement to the contrary notwithstanding, Purchaser is not assuming and from and after the Closing, Seller shall pay, discharge, perform or otherwise satisfy, when due (a) any liabilities or obligations of Seller for or in respect of Taxes (as defined in Section 4.18), including, without limitation, any Taxes arising from or relating to the Operations prior to the Closing, (b) any liabilities or obligations of Seller for legal, accounting or broker’s or other advisors’ fees incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, (c) any liabilities or obligations of Seller to any current or former director, officer, employee (other than Transferred Employees or other employees of Seller to the extent set forth in Section 1.03(e)), shareholder or affiliate of Seller, or any current or former director, officer or employee of such shareholder or affiliate or any other division or business unit of Seller, (d) any liabilities or obligations arising under or relating to any Plan or Employee Benefit Program, or the termination thereof, (e) any liabilities or obligations relating to the Excluded Assets, (f) any liabilities or obligations of Seller arising under this Agreement or any Additional Agreements, (g) any liabilities or obligations of Seller based upon its acts or omissions occurring after the Closing, (h) any liabilities or obligations of Seller arising under any inter-company arrangements, including, without limitation, any arrangements with Parent (i) any liabilities or obligations of Seller arising under or relating to any Claims against Seller submitted by Seller, Parent or any affiliate thereof to an insurer under any insurance policy of Seller, Parent or any affiliate thereof, including without limitation, the Claims set forth on Schedule 4.29, (j) any liabilities or obligations of Seller arising under or relating to any of the Actions set forth on Schedule 4.08 and (k) any liabilities or obligations of Seller relating to environmental matters, including, without limitation, any liabilities or obligations arising from any violation of any Environmental Laws (collectively, the “Excluded Liabilities”).

ARTICLE II. PURCHASE PRICE AND WORKING CAPITAL ADJUSTMENT

2.01 Purchase Price. In consideration of the sale, transfer, conveyance and assignment of the Assets by Seller to Purchaser at the Closing, subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants made herein by Seller and Parent, Purchaser agrees to assume the Assumed Liabilities.

2.02 Working Capital Adjustment.

a) Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Closing Date Statement” shall mean the final statement of Closing Date Assets and Closing Date Liabilities.

(ii) “Closing Date Assets” shall mean the aggregate amount of Current Assets of Seller on the Closing Date, but excluding the Retained Cash, determined in accordance with United States generally accepted accounting principles (“GAAP”).

(iii) “Closing Date Liabilities” shall mean the aggregate amount of Current Liabilities of Seller on the Closing Date determined in accordance with GAAP.

(iv) “Current Assets” shall mean the assets identified as current assets in the financial statements set forth in Schedule 4.10(a).

(v) “Current Liabilities” shall mean the liabilities identified as current liabilities in the financial statements set forth in Schedule 4.10(a).

(vi) “Deficiency” shall mean the amount, if any, by which the Working Capital Amount (as defined below) is less than the Target Working Capital Amount (as defined below), as set forth on the Closing Date Statement, as modified as a result of the resolution of any Disputed Items (as defined below).

(vii) “Excess” shall mean the amount, if any, by which the Working Capital Amount is greater than the Target Working Capital Amount as set forth on the Closing Date Statement, as modified as a result of the resolution of any Disputed Items.

(viii) “Target Working Capital Amount” shall mean an amount equal to $3,600,000.

(ix) Working Capital Amount” shall mean an amount equal to the Closing Date Assets less the Closing Date Liabilities. The Working Capital Amount can be represented by a positive or a negative number.

(b) Determination of Final Closing Date Statement.

(i) No later than ninety (90) days after the Closing Date, Purchaser shall deliver to Parent the preliminary Closing Date Statement, with reasonable supporting documentation, setting forth the Closing Date Assets and Closing Date Liabilities. Parent shall have sixty (60) days from receipt of the Closing Date Statement to notify Purchaser of any objections to any item or items on the Closing Date Statement. Any such notice (a “Notice of Disagreement”) shall be in writing and shall specify in reasonable detail, and with reasonable supporting documentation, the item or items in dispute (a “Disputed Item” or “Disputed Items”), the reasons for any such dispute and the adjustments which, in Parent’s opinion, should be made to the Closing Date Statement in order to comply with the requirements of this Agreement. Any Disputed Item shall be resolved in the manner set forth in Section 2.02(c) below.

(ii) If (A) Parent does not deliver a Notice of Disagreement to Purchaser within sixty (60) days of Parent’s receipt of the preliminary Closing Date Statement, (B) Parent acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Parent and, if necessary, the Independent Auditor (as defined in Section 2.02(c) below) resolve all Disputed Items in accordance with Section 2.02(c) below, then the Closing Date Statement shall be final, binding and conclusive on the parties.

(c) Resolution of Disputed Items. Promptly after the delivery of a Notice of Disagreement, Purchaser and Parent, and, at the option of each of Purchaser and Parent, representatives from their respective principal accounting firms (Deloitte & Touche (“D&T”) on behalf of Seller and BDO Seidman LLP (“BDO”) on behalf of Purchaser, shall endeavor in good faith to resolve all Disputed Items. If Purchaser and Parent are unable to resolve all Disputed Items within thirty (30) days after receipt by Purchaser of the Notice of Disagreement, then D&T and BDO shall together, within ten (10) business days thereafter, appoint a representative of an independent, internationally-recognized accounting firm (other than D&T and BDO) located in New York City (the “Independent Auditor”) to resolve all remaining Disputed Items and deliver a notice to the Independent Auditor of all items remaining in dispute (the “Independent Auditor Notice”). Purchaser and Parent will be deemed to have agreed with all items and amounts contained in the Closing Date Statement other than the Disputed Items described in the Independent Auditor Notice, and the Independent Auditor shall not be authorized to consider any adjustments to any of the items in the Closing Date Statement other than the Disputed Items described in the Independent Auditor Notice. Within twenty (20) days after the selection of the Independent Auditor, Parent and Purchaser shall present to the Independent Auditor their respective positions with respect to any and all unresolved Disputed Items, including such materials as the Independent Auditor may request. The Independent Auditor shall, within ninety (90) days after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Parent and Purchaser. Any determination by the Independent Auditor with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement. Each of Seller and Purchaser shall bear fifty percent (50%) of the Independent Auditor’s fees and expenses.

(d) Resolution of Deficiency/Excess. If it is finally determined pursuant to the provisions of this Section 2.02 that there is a Deficiency, then within ten (10) days after the Closing Date Statement is deemed final, Parent shall pay to Purchaser the amount of the Deficiency. If it is finally determined pursuant to the provisions of this Section 2.02 that there is an Excess, then within ten (10) days after the Closing Date Statement is deemed final, Purchaser shall pay to Parent the amount of the Excess.

(e) Payment. All payments for the Deficiency or the Excess shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Parent, as the case may be, within ten (10) days after the final determination of the Closing Date Statement and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of 3% (assuming a 360 day year) from the Closing Date to the actual date of payment.

2.03 Allocation of Purchase Price. Purchaser and Seller hereby mutually agree to allocate the purchase price, including any adjustment thereto, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and any similar provision of state, local or foreign law, as appropriate.

ARTICLE III. CLOSING.

3.01 Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the office of Seller, 745 Fifth Avenue, New York, New York 10151, simultaneous with the execution of this Agreement. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. on the Closing Date. The actual time and date of Closing are referred to herein as the “Closing Date.” At the Closing, the parties shall execute and deliver to each other the documents referred to in Sections 8.01 and 8.02 hereof and Seller shall deliver the Retained Cash to Purchaser by wire transfer of immediately available United States funds to an account designated by Purchaser prior to the Closing.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT.

Seller and Parent, jointly and severally, represent and warrant to Purchaser that:

4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to conduct its business and to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Seller is executing and delivering (the “Seller’s

Additional Agreements”) and to carry out the transactions contemplated hereby and thereby. Seller is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification, except where the failure to be in good standing or to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. A “Material Adverse Effect” shall mean a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Operations, taken as a whole, excluding any such effects arising out of or resulting from changes in the general economy, acts of war or terrorism or general market conditions unless such general market condition affects the Business disproportionately.

4.02 Subsidiaries; Investments. Seller does not currently have any subsidiaries nor does it currently own any capital stock or other proprietary interest, directly or indirectly, in any other Person (as defined in Section 4.06).

4.03 Ownership of Seller. All outstanding shares of capital stock of Seller are owned solely by Parent either directly or through an affiliate or subsidiary of Parent.

4.04 Authorization of Agreement. The execution, delivery and performance by Seller of this Agreement and Seller’s Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement and Seller’s Additional Agreements have been duly executed and delivered by Seller, as applicable, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.05 No Conflicts. Except as set forth on Schedule 4.05 attached hereto, neither the execution, delivery or performance of this Agreement or any of Seller’s Additional Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will (i) conflict with the Certificate of Incorporation or By-Laws of Seller, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with or without notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of any (x) Assumed Contract or (y) other note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which a Seller is a party or by which it is bound, (iii) constitute a violation by Seller of any federal, state, local or foreign law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation (collectively, “Laws”), of any court or governmental authority (“Governmental Authority”) applicable to Seller or the Operations; or (iv) result in the creation of any mortgage, pledge, security interest, claim, lien, charge or encumbrance of any kind (“Lien”) upon any of the Assets.

4.06 No Consents. Except as set forth on Schedule 4.06, no order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority or other Person is required to authorize, or is required in connection with, the execution, delivery or performance by Seller of this Agreement or any of Seller’s Additional Agreements. As used in this Agreement, the term “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or other legal entity.

4.07 Compliance with Laws. Except as set forth on Schedule 4.07 attached hereto, Seller has complied and is in compliance in all material respects, with all Laws applicable to Seller, the Assets and Seller’s ownership or use thereof and to the Operations. Except as set forth on Schedule

4.07, Seller has not received any written notice from any Governmental Authority, and to Seller’s knowledge, none is threatened, alleging that Seller has violated, or has not complied with, any applicable Laws.

4.08 Litigation. Except as set forth on Schedule 4.08, there are no (i) legal, administrative, governmental or regulatory proceedings or other actions, suits, inquiries, proceedings, claims, arbitrations, mediations, investigations or alternative dispute resolution procedures by or before any arbitrator, mediator, court or other Governmental Authority, whether at law, in equity or otherwise (collectively, “Actions”) pending or, to Seller‘s knowledge, threatened to be instituted by any third party before any court or other Governmental Authority against or otherwise involving the Operations or Seller, nor, to Seller‘s knowledge, is there any basis therefor or (ii) judgments, rulings, orders, writs, decrees, stipulations, settlements, injunctions or determinations of any Governmental Authority or arbitrator against Seller. Neither Seller nor any officer or director (in their capacities as such) of Seller is in default under or with respect to any judgment, ruling, order, writ, decree, stipulation, settlement, injunction or determination described above.

4.09 No Brokers. Seller has not incurred and will not incur any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement other than fees to be paid solely by Seller or its affiliates.

4.10 Financial Statements. Attached hereto as Schedule 4.10(a) are: (i) the unaudited statements of income for Seller for the years ended December 31, 2005 and December 31, 2006 and the three-month periods ended March 31, 2006 and March 31, 2007; and (ii) the unaudited statements of assets and liabilities of Seller as at December 31, 2005, December 31, 2006 and March 31, 2007 (collectively, the “Financial Statements”). The Financial Statements shall be subject to the notes as presented in Schedule 4.10(b). Except as set forth in Schedule 4.10(b), the Financial

Statements have been prepared (x) from books and records maintained by Seller consistent with past practices and (y) in accordance with GAAP consistently applied. The Financial Statements fairly and accurately present, in all material respects, the financial condition of Seller for the period and as of the dates indicated and the results of operations of Seller for the period then ended.

4.11 Undisclosed Liabilities. Except (a) for the Excluded Liabilities; (b) for the liabilities set forth in the March 31, 2007 statement of assets and liabilities; (c) as set forth on Schedule 4.11; (d) for obligations arising under any Assumed Contract following the Closing or (e) for liabilities incurred in the ordinary course of business and consistent with past practice since March 31, 2007, Seller does not have and is not subject to any liabilities or obligations of any nature whatsoever, whether absolute, determined, indeterminable, accrued, known or unknown, fixed, contingent or otherwise and whether due or to become due.

4.12 Intellectual Property.

(a) Schedule 4.12(a) sets forth, with respect to all Seller Intellectual Property, a complete and accurate list of all United States and foreign Trademarks (including Internet domain name registrations and unregistered Trademarks), indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). All registered and applied for Trademarks of Seller are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark of Seller has been or is now involved in any cancellation proceeding and, to the knowledge of Seller, no such Action is threatened with respect to any of such Trademarks. All Trademarks of Seller have been in continuous use by Seller since they were first used by Seller. To the knowledge of Seller, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks of Seller have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications. Except as set forth on Schedule 4.12(a), to the knowledge of Seller, there are no potentially conflicting Trademarks of any third party. Seller has no United States or foreign patents or pending patent applications or registered Copyrights.

(b) Schedule 4.12(b) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Seller Intellectual Property (“Licensed Intellectual Property”), whether Seller is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements or similar obligations relating to any Licensed Intellectual Property to which Seller is a party or otherwise bound, indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby.

(c) Seller Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Operations as currently conducted on the date hereof.

(d) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Seller Intellectual Property except pursuant to the Assumed Contracts. All inventions, discoveries, trade secrets, ideas and works, whether or not patented or patentable or otherwise protectable under law, created, prepared, developed or conceived by employees or independent contractors of Seller are the sole property of Seller and were either created, prepared, developed or conceived by (i) employees of Seller within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to Seller pursuant to enforceable written agreements.

(e) Seller owns all Seller Intellectual Property purported to be owned by Seller, and has a valid, enforceable, transferable and sufficient right to use for the purposes Seller has previously used, all Seller Intellectual Property licensed by Seller, free and clear of all Liens.

(f) Neither the use of any of Seller Intellectual Property nor the conduct of the Operations infringes upon, violates, misappropriates or makes unlawful use of any Intellectual Property or other rights of any other Person. Seller has not received notice of any allegation that the use of any Seller Intellectual Property or the conduct of the Operations infringes upon, violates, misappropriates or makes unlawful use of any Intellectual Property or other rights of any other Person. To the knowledge of Seller, no Person is misappropriating, infringing, violating or making unlawful use of any Seller Intellectual Property. There is no Action pending or, to the knowledge of Seller, threatened alleging that Seller’s activities or the conduct of its Operations infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person. Seller has not threatened to bring and Seller has not brought any Action regarding the ownership, use, validity or enforceability of any Seller Intellectual Property during the past two (2) years.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Seller’s ownership or rights in and to any of Seller Intellectual Property, require Seller to grant to any third party any right to any Seller Intellectual Property or obligate Seller to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Seller Intellectual Property.

(h) Schedule 4.12(h) lists all Software which is owned, licensed or otherwise used by Seller. Seller has not sold or licensed any Software to a third party. All Software owned by

Seller, and to the knowledge of Seller, all Software licensed from third parties by Seller, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by Seller, the applications can be compiled from their associated source code without undue burden if the failure to be able to do any one of which could reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in human readable form (such as source code programs, macros or scripts) or machine readable form (such as object code), (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s) operated by or on behalf of Seller and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. Except as set forth on Schedule 4.12(h), Seller does not use any Software that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model (“Open Source Materials”). Schedule 4.12(h) describes the manner in which these Open Source Materials were used, including whether and how the Open Source Materials were modified or distributed by Seller. The Seller has not used Open Source Materials that create, or purport to create, obligations for the Seller with respect to Assets or grant, or purport to grant, to any third party, any rights or immunities under any Seller Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of the Open Source Materials that other Software incorporated into, derived from or distributed with the Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge).

(i) Following the Closing, the Databases will have at least the same information and functionality as exists immediately prior to the Closing. No Person has any right, title or interest in or to any of the information contained in any of the Databases and Seller has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. Seller has complied and is in compliance with all applicable privacy laws and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy laws. Seller has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected. For purposes hereof, the term “Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

(j) For purposes hereof, (i) the term “Intellectual Property” means worldwide trademarks, service marks, trade names, Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any pending applications, any registrations, patents based on applications that are continuations, continuations-in-part, divisionals, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and trade dress (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; domain names, URLs, IP addresses, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media; and all rights to sue for and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction, and (ii) the term “Seller Intellectual Property” means all Intellectual Property owned, licensed, used or held by Seller.

4.13 Contracts and Commitments.

(a) Schedule 1.01(h) is a true and complete list of all written and oral contracts, agreements, licenses, leases, arrangements, commitments and other instruments, and all amendments, modifications and supplements thereto (each, a “Contract” and collectively, “Contracts”) to which Seller is a party or is otherwise bound, other than Contracts that constitute Excluded Assets.

(b) Except as set forth on Schedule 4.13(b), Seller has not obtained any letter of credit or surety bond for, or given any irrevocable power of attorney, to any person, firm or corporation for any purpose whatsoever, in each case, that is outstanding or will be in effect on the Closing Date.

(c) Seller is not in material breach or default, nor to Seller’s knowledge is there any basis for any claim of any material breach or default, under any of the Assumed Contracts. To the knowledge of Seller, all of the Assumed Contracts are in full force and effect and are valid, binding and enforceable obligation of Seller and, to the knowledge of Seller, of each other party thereto enforceable in accordance with its terms, and neither Seller nor, to the knowledge of Seller, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default or alleged default by Seller or, to the knowledge of Seller, the other party or parties thereto of any of the foregoing. There are no material disputes between Seller and each other party to the Assumed Contracts, including, without limitation, disputes with any customers or advertisers of Seller. Seller has not provided any notice to Convergent Media Systems to extend the term of its Contract with such party nor has Seller obtained any extension for the period in which such notice made be delivered.

(d) Seller has heretofore delivered to Purchaser true, correct and complete copies of all of the Assumed Contracts, including all amendments, supplements and modifications thereto.

4.14 Employment Matters; Employee Benefits.

(a) Schedule 4.14(a) identifies (a) all employees currently employed by Seller and sets forth each employee’s: (i) rate of pay or annual compensation, (ii) bonus payments, (iii) job title, (iv) state of employment, (v) date of hire, (vi) annual vacation and sick time allowance and (vii) accrued vacation and sick time as of the Closing Date and (b) all consultants and independent contractors currently engaged by Seller or previously engaged by Seller at any time during the past twelve (12) months. Except as set forth in Schedule 4.14(a), (x) Seller is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the Closing Date or amounts required to be reimbursed to such employees, (y) all employees of Seller are at-will employees and (z) except for the obligations to Transferred Employees arising under the Employment Agreements, upon termination of the employment or engagement of any such officers, directors, employees, consultants or independent contractors, Purchaser will not by reason of anything done prior to the Closing be liable to any of such officers, directors, employees, consultants or independent contractors for so-called “severance pay” or any other payments. Except as set forth in Schedule 4.14(a), no employee, consultant or independent contractor has informed Seller that such officer, employee, consultant or independent contractor will terminate his or her employment or engagement with Seller.

(b) Schedule 4.14(b) lists:

(i) all employment or severance agreements between Seller and any employee, consultant or director of Seller (the “Employment Agreements”);

(ii) all collective bargaining or other labor agreements covering any employees of Seller;

(iii) each “Employee Benefit Plan” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is covered by ERISA and that is maintained or provides benefits for any current or former employee of Seller or with respect to any plan covered by Title IV of ERISA, Section 412 of the Code, Section 3(37) of ERISA, Section 4063 of ERISA or Section 4064 of ERISA, any entity that, together with Seller would be treated as a single employer under Section 414 of the Code or Sections 4001(a) or (b) of ERISA (an “ERISA Affiliate”),(a “Plan”; collectively, the “Plans”) under which Seller or the Assets may be subject to liability; and

(iv) each plan or arrangement not subject to ERISA maintained for the benefit of any employee of Seller which provides for retirement benefits, termination bonuses, deferred compensation, bonuses, stock options, vacation, employee insurance coverage or any similar compensation or welfare benefit plan (individually, an “Employee Benefit Program”; collectively, the “Employee Benefit Programs”).

(c) Each Plan and Employee Benefit Program has been maintained and administered at all times in compliance with all applicable Laws, including but not limited to ERISA and the Code, applicable to such Plan and Employee Benefit Program.

(d) No “Reportable Event” (as such term is used in Section 4043 of ERISA), “Prohibited Transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or “Accumulated Funded Deficiency” (as such term is used in Section 412 of ERISA or Section 4971 of the Code) has occurred with respect to any Plan and there exists no condition or set of circumstances which could result in a “Reportable Event” or any liability under Title IV of ERISA with respect to Seller or any ERISA Affiliate.

(e) No Plan or Employee Benefit Program (i) is a “Multi Employer Plan,” as defined in Section 3(37) of ERISA; (ii) is subject to Title IV of ERISA or Section 412 of the Code or

(iii) provides for post-retirement or post-termination health or life insurance or benefits other than as required under Section 4980B of the Code.

(f) Complete and correct copies of all Employment Agreements listed on Schedule 4.14(b) have been delivered to Purchaser and complete and correct copies of all Plans and Employee Benefit Programs have been made available to Purchaser.

(g) There are no work stoppages or, to Seller’s knowledge, threatened work stoppages, and to Seller’s knowledge, no union organizing effort is under way with respect to any employees of Seller.

4.15 Absence of Certain Changes. Except as and to the extent set forth on Schedule 4.15, since December 31, 2006, Seller has conducted its business only in the ordinary and usual course and in a manner consistent with past practices. As amplification and not in limitation of the foregoing, since December 31, 2006, except as set forth on Schedule 4.15, Seller has not:

(a) incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) that, individually or in the aggregate, are material to the Operations or that were not incurred in the ordinary course of business;

(b) imposed or created (or permitted to be imposed or created) any Lien on any of the Assets;

(c) written off as uncollectible any notes or accounts receivable or any portion thereof in excess of $2,500 individually or $10,000 in the aggregate, or any sale, assignment or disposition of any account or note receivable (including, without limitation, by means of any factoring agreement);

(d) cancelled or forfeited any material debts or claims or waived any rights of material value to Seller;

(e) sold or transferred any properties or assets, real, personal, fixed, tangible or intangible;

(f) made any capital expenditures or commitments for capital assets in excess of $5,000 individually or $20,000 in the aggregate;

(g) assigned, terminated, modified or amended any Contract to which Seller was or is a party, except for any termination, modification or amendment made in the ordinary course of business consistent with past practice and which would not, either individually or in the aggregate, be material;

(h) received any notice that any Contract to which Seller was or is a party (including, without limitation, those disclosed pursuant to this Article IV) has been breached, repudiated or terminated or will be breached, repudiated or terminated;

(i) failed to pay or discharge when due (after the application of any applicable grace periods) any liabilities of Seller, except for liabilities contested in good faith by Seller, provided that, such liabilities have been fully reflected and reserved for in the Closing Date Statement;

(j) made any loan, advance or capital contribution to or investment in any Person or engaged in any transaction with any employee, officer, director or security holder of Seller, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

(k) made any change in any accounting practice, principle, policy or method, except as required by law;

(l)(i) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) applicable to any employee of Seller,

(ii) amended any of the Plans or Employee Benefit Programs described on Schedule 4.14(b) or adopted any new employee benefit plan or program or (iii) except as reflected on Schedule 7.03, granted any general increase in compensation, bonus or other benefits payable to any employee, officer or director of Seller, other than ordinary course increases in pay consistent with past practice provided to each employee pursuant to ordinary course review cycles;

(m) changed the manner in which Seller extends discounts or credit to, or otherwise deals with, customers or advertisers;

(n) terminated or threatened to terminate any significant advertiser or sponsor;

(o) lost a material advertiser or customer;

(p) commenced or been named in any Action; or

(q) agreed, whether in writing or otherwise, to take any action referred to in this Section 4.15 in the future.

4.16 Transactions with Affiliates. Schedule 4.16 sets forth all of the services or benefits provided by Parent or any affiliate of Parent to or for the Operations. Except as described on Schedule 4.16, there are no services currently being provided to the Operations by any current or former, director, officer, stockholder or employee of Parent, and to the knowledge of Seller, no member of any such person’s family, is now, nor has ever been, a party to any transaction with Seller or the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of Seller and no such person receives income from any source other than Seller which relates to the Operations, or should properly accrue to, Seller.

4.17 Assets.

(a) Seller has good, valid and marketable title to all of the Assets free and clear of all Liens. Seller has the power and right to sell, assign and transfer the Assets to Purchaser and Seller has and will convey to Purchaser at Closing good, valid and marketable title to, or in the case of leased or licensed properties or assets, valid leasehold or licensed interests in, all of the Assets, free and clear of all Liens.

(b) Except as set forth on Schedule 4.17(b), all tangible assets that constitute Assets are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used and are proposed to be used.

(c) Except (i) for assets (not including Assets) used in the provision of services set forth on Schedule 4.16, (ii) for assets and services provided by third party vendors and (iii) as otherwise as set forth on Schedule 4.17(c), the Assets constitute all of the assets, properties and rights used in connection with the Operations and include all assets, properties and rights necessary to enable Purchaser to conduct the Operations in the ordinary course of business, immediately following the Closing in the manner as presently conducted on the date hereof.

4.18 Taxes.

(a) Except as set forth on Schedule 4.18(a), (i) Seller has duly and timely filed (including extensions) with the appropriate United States, federal, state, local and other government agencies all Tax returns and reports in accordance with applicable law; (ii) all such Tax returns were accurate, complete and correct in all material respects; and (iii) Seller has paid all taxes, shown to be due and payable on such Tax returns (it being understood that no representation is being made in this Section 4.18 that all positions taken on all such Tax returns and reports will ultimately be sustained). For purposes of this Agreement, “Tax” means all Federal, state, local or foreign taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any taxing authority and based on or measured with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto, and all other taxes, charges, levies, fees or other assessments, including, but not limited to, transfer, gross receipt, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a tax return therefore), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any taxing authority, whether disputed or not.

(b) There are no Liens for Taxes on or against Seller or Assets.

(c) Except as set forth on Schedule 4.18(c), there is no threatened assessment of any additional Taxes for any period for which tax returns have been filed, which relates to the Operations or Assets. There is no action concerning any Tax liability of Seller either (i) claimed or raised or (ii) as to which Seller has knowledge. No such Tax returns are under audit or threatened to be under audit.

4.19 Environmental Matters.

(a) Seller has not engaged in any operation upon any real property leased by Seller on which any Hazardous Materials (as hereinafter defined) have been handled, manufactured, treated, stored, used or generated by Seller. There have been no releases by Seller of any Hazardous Materials into the environment at any parcel of real property or any facility formerly or currently operated by Seller. Seller does not have knowledge of any release by any other Person of any Hazardous Materials into the environment at any parcel of real property or any facility formerly or currently owned or operated by Seller.

(b) Seller is not a party to any litigation in which it is alleged, and Seller has not received notice of or a request for information related to any allegation or investigation of the possibility, that it or any of its assets is subject to any liability, clean-up or other obligation arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material.

(c) Seller is in compliance, in all material respects, with all Environmental Laws. Seller has not received any written or oral communication, relating to any of its leased real property, from any Governmental Authority alleging that Seller is not in such full compliance and, to Seller’s knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future.

(d) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(e) “Hazardous Materials” means any material defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

4.21 Licenses; Registrations; Permits. Except as set forth on Schedule 4.21, Seller possesses all material governmental registrations, licenses, permits, authorizations, consents and approvals (“Permits”) necessary to operate the Business as currently conducted. All of such Permits are set forth in Schedule 4.21 and are in full force and effect; no violations are or have been recorded in respect of any thereof; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any thereof.

4.22 Schools List. Seller has previously provided to Purchaser a true, correct and complete copy of a list, as of April 9, 2007, of schools to which Seller currently provides services (the “Schools”), as reported to Seller by Convergent Media Systems. Every School has executed the form of the School Agreement attached to Schedule 4.22 (each, a “School Agreement”) and Seller has a copy of the executed School Agreement signed by each School in its possession. No other contract, agreement or arrangement exists between the Seller and any School, whether in writing or verbal, or express or implied, other than the School Agreement. Seller is not in breach or default of any School Agreement, nor to Seller’s knowledge is there any basis for any claim of any breach or default of any School Agreement by any of the Schools. Seller has not received any notice, and has no basis to believe, that any School will terminate its School Agreement or its relationship with Seller. Seller conducts its relationship with each of the Schools in accordance with the form of the School Agreement attached to Schedule 4.22.

4.23 Advertisers. Schedule 4.23 sets forth the name and address of each advertiser (each, a “Material Advertiser”) who has placed at least $10,000 of advertising with Seller either (i) in the fiscal year ended December 31, 2006 or (ii) to date in the current fiscal year (on an annualized basis), and the volume of advertising or sponsorship purchased by each such advertiser in such periods. Except as set forth in Schedule 4.23, since June 30, 2006, (A) no amount of advertising has been sold on a “barter,” “trade out” or exchange of goods or services basis, (B) there have been no advertising credits, “bonus advertisements” or “make goods” provided to any advertiser, (C) Seller has not received any notice from any advertiser relating to any failure by Seller to perform any obligation in favor of such advertiser and (D) no “make good,” bonus or materially discounted advertisements have been granted or promised. Seller has not received any notice that any Material Advertiser: (i) has ceased or will cease to place advertising through Seller, (ii) has substantially reduced or will substantially reduce its placement of advertising with Seller or (iii) has sought or is seeking to decrease the amount payable to Seller in connection with the placement of advertising, including in each case after the consummation of the transactions contemplated hereby.

4.24 Real Property. Seller does not own any real property. Schedule 4.24 contains a list of all real property leased by Seller (the “Leased Real Property”) and all leases covering the Leased Real Property and all amendments, modifications or supplements thereto (collectively, the “Leases”). All Leases are in full force and effect and are the legal, valid and binding obligation of Seller and of each other party thereto enforceable in accordance with their respective terms. Seller has delivered to Purchaser true and complete copies of all Leases. All improvements included in the Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of Seller, there does not exist any condition which interferes with the use of such Leased Real Property. To the knowledge of Seller, Seller shall not be required to expend more than $10,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the Leases to the condition required under the Leases (assuming the conditions existing in such Leased Real Property as of the date hereof). There are no Actions pending or, to the knowledge of Seller, threatened against Seller or any third parties affecting any Leased Real Property, and Seller is not aware of any facts which might result in any such Action.

4.25 Personal Property. Schedule 4.25 contains a list of all personal property leased by Seller (the “Leased Personal Property”) and all leases covering the Leased Personal Property and all amendments, modifications or supplements thereto (collectively, the “Personal Property Leases”). Seller is the owner and holder of all the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect and are the legal, valid and binding obligation of Seller and of each other party thereto enforceable in accordance with their respective terms. Seller has delivered to Purchaser true and complete copies of all Personal Property Leases. Except as set forth in Schedule 4.25, all Leased Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of Seller, there does not exist any condition which materially interferes with the use of such Leased Personal Property.

4.26 Accounts Receivable. All accounts receivable of Seller as of the Closing Date: (a) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice; (b) represent valid and enforceable obligations; and (c) are owned by Seller free of all Liens. No discount or allowance from the face amount of any receivable as of the Closing Date has been made or agreed to and none represents billings prior to actual sale of goods or provision of services. There is no debtor of Seller that has refused or threatened to refuse to pay its obligations to Seller for any reason and, to the knowledge of Seller, no debtor of Seller that has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding. Schedule 4.26 sets forth a complete and accurate accounts receivable aging report for Seller as of March 31, 2007.

4.27 Accounts Payable and Accrued Expenses. All accounts payable and accrued expenses of Seller outstanding as of the date hereof have arisen only from bona fide transactions in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is delinquent as of the date hereof.

4.28 Books and Records. The books of account and other books and records of Seller delivered or made available to Purchaser are complete and accurate and reflect the assets, liabilities, the business, financial condition and results of operations of Seller and have been maintained in accordance with prudent business practices.

4.29 Insurance. Schedule 4.29 sets forth a true, correct and complete history and status of all Claims (except for workers’ compensation Claims) arising or relating to the Operations made by Seller during the past five (5) years under any insurance policies of Seller or Parent. There are no outstanding Claims under any such policies which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.

4.30 Telephone Numbers. Schedule 1.01(g) sets forth a true, correct and complete list of all of the telephone numbers dedicated to, or used for, sales related communications pertaining to the Operations.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Purchaser that:

5.01 Organization of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby.

5.02 Authorization of Agreement. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Parent. This Agreement has been duly executed and delivered by Parent and constitutes legal, valid and binding obligations of Parent, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.03 No Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with the terms and provisions hereof will: (i) conflict with the organizational and operational documents of Parent; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Parent is a party or by which Parent is bound; or (iii) constitute a violation by Parent of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Parent; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to have a material adverse effect on the business, assets or condition (financial or otherwise) of Parent.

5.04 No Consents. No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority or other Person is required to authorize, or is required in connection with, the execution, delivery or performance by Parent of this Agreement.

5.05 Litigation. There are no Actions pending, or, to Parent’s knowledge, threatened before any court or Governmental Authority against Parent relating to the transactions contemplated by this Agreement or Seller’s Additional Agreements.

5.06 No Brokers. Parent has not incurred and will not occur any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

6.01 Organization of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering (the “Purchaser’s Additional Agreements”; together with the Seller’s Additional Agreements, the “Additional Agreements”) and to carry out the transactions contemplated hereby and thereby.

6.02 Authorization of Agreement. The execution, delivery and performance by Purchaser of this Agreement and Purchaser’s Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Purchaser. This Agreement and Purchaser’s Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.03 No Conflicts. Neither the execution, delivery or performance of this Agreement or any of Purchaser’s Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the organizational and operational documents of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not be reasonably likely to have a material adverse effect on the business, assets or condition (financial or otherwise) of Purchaser.

6.04 No Consents. No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority or other Person is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser’s Additional Agreements.

6.05 Litigation. There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser’s knowledge, threatened before any court or Governmental Authority against Purchaser relating to the transactions contemplated by this Agreement or Purchaser’s Additional Agreements.

6.06 No Brokers. Purchaser has not incurred and will not incur any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

6.07 Purchaser’s Examination. Purchaser is not relying on any forecasted operating results or budgets of the Operations prepared by or on behalf of Seller. Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and no representation or warranty is being made by Seller as to the future operations or prospects of the Operations.

ARTICLE VII. FURTHER AGREEMENTS OF THE PARTIES.

7.01 Expenses. Purchaser and Seller shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements, except as otherwise may be provided herein.

7.02 Consents to Assignments of Contracts.

(a) Notwithstanding anything in this Agreement or in any Additional Agreement to the contrary, neither this Agreement nor any such Additional Agreement shall constitute an agreement to assign or otherwise transfer, or require Purchaser to assume any obligations under, any Assumed Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective or would violate any applicable law. If any such consent has not been obtained as of the Closing Date, each of Seller and Purchaser shall use its commercially reasonable efforts to obtain such consent following the Closing.

(b) If any Assumed Contract is not transferred to Purchaser at the Closing pursuant to this Agreement, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser all of the benefits of, and to have Purchaser assume the burdens, liabilities, obligations and expenses expressly assumed by Purchaser hereunder with respect to, such Assumed Contract. In such event, until such consent has been obtained, (i) Purchaser shall use commercially reasonable efforts to perform in Seller’s name all of Seller’s obligations with respect to each Assumed Contract; provided, however, that Seller shall not be required to take any action in performing such obligations which, in Purchaser’s reasonable judgment, would subject Purchaser to any liability or an unreasonable risk of incurring any such liability and (ii) Seller shall take all commercially reasonable actions reasonably requested by Purchaser, at Purchaser’s expense, to assist Purchaser in enforcing for the benefit of Purchaser any and all rights of Seller with respect to any such Assumed Contract.

(c) If, following the efforts of the parties pursuant to this Section 7.02, an Assumed Contract is unable to be transferred to Purchaser pursuant to the applicable transfer provisions contained herein, Seller and Purchaser shall cooperate in any reasonable arrangement designed to give Purchaser, as nearly as possible, the same economic benefits, and to have Purchaser assume the same burdens, liabilities, obligations and expenses, as if such transfer had been consummated in accordance with the provisions hereof; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

7.03 Employees.

(a) Purchaser shall offer employment to each employee of Seller listed on Schedule 4.14(a) and (other than not providing an employee stock purchase plan or any other equity related award) provide the employees with compensation and benefits which are substantially similar in the aggregate for such employees as in effect on the Closing Date. Any such employee accepting a position with Purchaser hereunder shall be referred to as a “Transferred Employee”. Parent and Seller hereby waive in perpetuity any claims or rights arising under any non-competition, employment, assignment of inventions or similar contract to which any Transferred Employee is a party. Seller hereby waives in perpetuity any claims or rights arising under any confidentiality or similar contract to which any Transferred Employee is a party. Purchaser shall be responsible for and shall pay, and Seller shall have no obligations whatsoever for any salary, bonus, sales commissions and severance payments and continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) payable to, or accruable for, any Transferred Employee for any period following the Closing Date.

(b) Purchaser shall, as to all Transferred Employees, use commercially reasonable efforts to cause its insurance carriers and benefit plan administrators or trustees to the extent permitted under its plans to: (i) recognize service with Seller (and any predecessors thereto and any other subsidiary or affiliate of Seller) prior to Closing (“Prior Service”) for purposes of eligibility to enroll in its welfare plans (e.g., its life, medical, dental, accident, disability and similar benefit plans, to the extent such service was recognized by Seller’s plans); and (ii) provide each Transferred

Employee with credit under its medical plan for payments made under the PRIMEDIA Medical Plan in satisfying any deductible or out-of-pocket limit requirements for the year in which the Closing Date occurs.

(c) Purchaser shall recognize Prior Service for all Transferred Employees for purposes of determining entitlement to severance, vacation and sick leave as employees under its applicable severance, vacation and sick leave policies, to the extent recognized by Seller. In the event that any Transferred Employee is party to an Employment Agreement or other severance agreement, Purchaser shall provide severance benefits in accordance with such Employment Agreement or severance arrangement upon a termination of any such Transferred Employee “without cause”, provided, however, that nothing in this Agreement shall obligate Purchaser to become liable to Seller or any Transferred Employee for any payments that may become due under such written agreements with Seller as a result of the transactions contemplated by this Agreement, which such liabilities and obligations for any such payments shall constitute Excluded Liabilities hereunder. Notwithstanding the foregoing, if any of the employees set forth in Schedule 7.03(c) do not accept employment with Purchaser, Purchaser agrees to reimburse Seller for any severance payments made by Seller to any such employee up to the amount set forth opposite such employee’s name on Schedule 7.03(c). With respect to any Transferred Employees that are not a party to any Employment Agreement or other severance agreement, Purchaser shall provide severance arrangements in a manner consistent with its standard severance policy for any Transferred Employee that is terminated “without cause”.

(d) Purchaser shall recognize Prior Service, to the extent recognized by Seller, for all Transferred Employees for purposes of eligibility and vesting (but not benefit accruals) under each benefit program that provides pension or 401(k) benefits which is adopted, maintained, or contributed to by Purchaser to the extent Transferred Employees participate or are eligible for participation after the Closing.

(e) Notwithstanding any other provision of this Agreement to the contrary, nothing in this Section 7.03 shall create any third party beneficiaries or rights in any person or entity other than the signatories to this Agreement.

(f) Purchaser shall not have any liability with respect to any employee of Seller that does not become a Transferred Employee, provided that Purchaser agrees to assume the obligation to continue to offer to former employees of Seller as set forth in Schedule 7.03(f) and their dependents health care benefits in accordance with the provisions of COBRA. Schedule 7.03(f) sets forth a true, correct and complete list of former employees to whom Seller is currently obligated to provide such health care benefits, the time periods for which Purchaser will become obligated to provide such health care benefits and the specific type of coverage to be made available by Purchaser for the provision of such health care benefits.

7.04 Further Assurances. At any time and from time to time after the Closing, at the request of Seller or Purchaser and without further consideration, the parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation and assumption, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Purchaser, and to confirm the Purchaser’s title in and to, the Assets, and to effect the assumption of the Assumed Liabilities by Purchaser, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby, including, without limitation, efforts to obtain any consents from any party to any Assumed Contract which is required in connection with the transactions contemplated hereby. Subject to the obligation set forth in Article IX, if any of the parties to this Agreement become engaged or participate in any legal proceedings or claims relating to the Operations, including, without limitation, the Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the parties shall cooperate in all reasonable respects with each other in connection therewith, including, without limitation, providing reasonable access, without cost, to all relevant books and records and using commercially reasonable efforts to make available the employees (current or former) who are reasonably expected to be helpful with respect to such legal proceeding or claim, provided that, to the extent practicable, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.

7.05 Correspondence; Collections. Each party will promptly remit to the other party, on a weekly basis, any correspondence or amounts received by it which properly belong to the other party. After the Closing, Seller shall permit Purchaser to collect, in the name of Seller, all accounts receivable and to endorse with the name of Seller for deposit in Purchaser’s account any checks or drafts received in payment thereof. Seller shall promptly deliver to Purchaser, on a weekly basis, any cash, checks or other property that Seller may receive after the Closing in respect of any accounts receivable or other assets constituting part of the Assets.

7.06 Record Retention. Each party shall maintain the agreements, documents, books, records and files specifically relating to the Operations (collectively, “Records”) for a period of six years following the Closing Date; provided that if any party intends to destroy any Records after such time period, it shall first offer such Records to the other party prior to any such destruction. From and after the Closing Date, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours and upon reasonable prior written notice, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons’ sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller.

7.07 Discontinuance of Obligation to Provide Services or Benefits. Except as set forth in the Transition Services Agreement, all services or benefits set forth in Schedule 4.16 provided by Parent or any affiliate of Parent to or for the Operations shall terminate as of the Closing Date.

7.08 No Disclosure.

(a) Each of Purchaser, Parent and Seller agrees that it shall not, directly or indirectly, make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 7.08(b) or (ii) if Purchaser or Parent (A) is ordered to make such disclosure by a court of competent jurisdiction or (B) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser’s or Parent’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b) Purchaser and Seller shall not issue any press release or make any other public statement in connection with the transactions contemplated hereby, without prior approval of the other party. Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the press release or releases approved the parties in accordance with the preceding sentence.

7.09 Use of Name.

(a) Following the Closing, Purchaser may have in inventory a quantity of preprinted stationery, invoices, receipts, forms, advertising and promotional materials, training and source literature, packaging materials and other supplies (collectively, the “Stationery”) which bear the PRIMEDIA name and variations and derivations thereof. Purchaser agrees to exhaust such Stationery in the ordinary course of business as soon as reasonably practicable after the Closing, but in any event no later than 90 days after the Closing. Except as provided in this Section 7.09, no interest in or right to use the name “PRIMEDIA” or any variation or derivation thereof is being transferred to Purchaser pursuant hereto.

(b) From and after the Closing, neither Seller nor Parent shall use or permit to be used any names, including, without limitation, the name “CHANNEL ONE,” or other Trademarks included in the Assets or any derivations thereof.

7.10 Bulk Sales Law. Each party hereby waives compliance by each other with the requirements of any bulk sales law, if and to the extent applicable to the transactions contemplated by this Agreement. Any liabilities arising with respect to bulk sales laws in connection with the purchase of the Assets shall be Excluded Liabilities.

7.11 Transfer Taxes; Filing Fees. Seller and Purchaser shall each pay 50% of all state or local sales, transfer or like taxes payable in connection with the transactions contemplated pursuant to this Agreement.

7.12 Transition Matters. Seller shall, at no additional cost to Purchaser, take all commercially reasonable actions reasonably requested by Purchaser to effectively transition the Assets and the Assumed Liabilities from Seller to Purchaser. Without limiting the generality of the foregoing, Seller shall forward all telephone calls, correspondence, e-mails, inquiries, sales leads and other information relating to the Operations to Purchaser in a timely and professional manner.

ARTICLE VIII. CLOSING DELIVERIES

8.01 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following documents:

(a) a copy of resolutions adopted by the Board of Directors of Seller and Parent authorizing the execution, delivery and performance of this Agreement and Seller’s Additional Agreement, and a certificate of the secretary or assistant secretary of Seller and Parent, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, setting forth the incumbency of each person executing this Agreement or any document required by this Section 8.01, on behalf of Seller and Parent;

(b) a bill of sale, assignment and assumption agreement (the “Bill of Sale”) and trademark and copyright assignments in forms satisfactory to Seller and Purchaser, dated the Closing Date and duly executed and delivered by Seller;

(c) a transition services agreement (the “Transition Services Agreement”) in a form satisfactory to Seller and Purchaser, dated the Closing Date and duly executed and delivered by Seller and Parent; and

(d) executed agreements and consents assigning Seller’s rights under those Assumed Contracts identified on Schedule 8.01(d), which agreements shall be in a form reasonably satisfactory to Purchaser (“Assumed Contracts Assignments”)

8.02 Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following documents:

(a) a copy of the resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser’s Additional Agreements, and a certificate of the secretary or assistant of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, setting forth the incumbency of each person executing this Agreement, or any document required by this Section 8.02 on behalf of Purchaser;

(b) the Bill of Sale, dated the Closing Date and duly executed and delivered by Purchaser;

(c) the Transition Services Agreement, dated the Closing Date and duly executed and delivered by Purchaser; and

(d) executed Assumed Contracts Assignments.

ARTICLE IX. INDEMNIFICATION.

9.01 Survival. The representations and warranties of Seller, Parent and Purchaser shall survive the Closing Date until the 12-month anniversary of the Closing Date, except that the representations and warranties contained in (i) Section 4.18 (Taxes) shall survive for the applicable statute of limitations and (ii) Sections 4.03 (Ownership of Seller), 4.04 (Authorization of Agreement), 4.09 (No Brokers), 4.14(b)(iii)-(iv) and 4.14(c)-(e) (pertaining to ERISA related matters), 4.17 (Assets), 4.19 (Environmental Matters), 5.02 (Authorization of Agreement) and 5.06 (No Brokers) shall survive indefinitely, and Seller’s and Parent’s indemnification obligations under Sections 9.02(a)(ii)-(v) and Purchaser’s indemnification obligations under Sections 9.03(b)-(e) shall survive indefinitely. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VIII before the date of such expiration.

9.02 Indemnification by Seller.

(a) Seller and Parent, jointly and severally, shall indemnify Purchaser and hold Purchaser, Purchaser’s parent, subsidiaries and affiliates and their respective officers, directors and employees (collectively, “Purchaser Indemnified Parties”) harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement) (collectively, “Claims”), that arise from or relate or are attributable to (i) any misrepresentation by Seller or Parent or breach of a representation or warranty made by Seller or Parent under this Agreement or Seller’s Additional Agreements, (ii) any breach of any covenant or agreement on the part of Seller or Parent set forth herein or in any of Seller’s Additional Agreements, (iii) any liability or obligation to brokers retained by Seller or Parent in connection with the transactions contemplated by this Agreement, (iv) any of the Excluded Liabilities, including without limitation, the failure of Seller to honor, pay, discharge or perform any Excluded Liabilities; and (vi) any bulk sales or similar statute applicable to the transaction contemplated by this Agreement or the failure of any Person to comply with the provisions thereof.

(b) Notwithstanding the foregoing, Seller shall have no liability to indemnify the Purchaser Indemnified Parties on account of any Claim pursuant to clause (i) of Section 9.02(a) unless and until and only to the extent that the liability of Seller in respect of such Claims, when aggregated with its liability in respect of all other Claims made pursuant to clause (i) of Section 9.02(a), amounts to more than One Hundred Thousand Dollars ($100,000), whereupon Seller shall be liable to pay amounts due pursuant to clause (i) of Section 9.02(a) only in excess thereof; provided, however, that the foregoing shall not apply with respect to any Claims resulting from any breach of or misrepresentation in any of Sections 4.03 (Ownership of Seller), 4.04 (Authorization of Agreement), 4.09 (No Brokers), 4.14(b)(iii)-(iv) and 4.14(c)-(e) (pertaining to ERISA related matters), 4.19 (Environmental Matters), 5.02 (Authorization of Agreement) and 5.06 (No Brokers), such that the Purchaser Indemnified Parties shall be entitled to recover the full amount of such Claims. Notwithstanding any provision in this Section 9.02 to the contrary, Seller shall have no liability to indemnify the Purchaser Indemnified Parties pursuant to clause (i) of Section 9.02(a) on account of any Claims resulting from any breach of or misrepresentation in Section 4.17 (Assets)

unless and until and only to the extent that the liability of Seller in respect of such Claims amounts to more than Twenty-Five Thousand Dollars ($25,000), whereupon Seller shall be liable to pay all amounts due pursuant to clause (i) of Section 9.02(a) only in excess thereof.

(c) The maximum aggregate liability of Seller for any and all claims under clause (i) of Section 9.02(a) shall not exceed Six Million Eight Hundred Thousand Dollars ($6,800,000).

9.03 Indemnification by Purchaser. Purchaser shall indemnify Seller and hold Seller, Parent, subsidiaries and affiliates and their respective officers, directors and employees harmless against and in respect of any and all Claims that arise from or relate or are attributable to (a) any misrepresentation by Purchaser or breach of a warranty made by Purchaser, in each case, under Article VI hereof, (b) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser’s Additional Agreements, (c) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement, (d) any obligation of Purchaser to any Transferred Employee and (e) the Assumed Liabilities.

9.04 Notice to the Indemnitor.

(a) Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Article IX, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such Claim; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor will relieve the Indemnitor from any obligation under this Article IX, except to the extent such delay actually prejudices the Indemnitor.

(b) The Indemnitor will be entitled to participate in the defense of any third party claim that is the subject of a notice given by the Indemnitee pursuant to Section 9.04(a). In addition, the Indemnitor will have the right, but not the obligation, to assume the defense of the Indemnitee against the third party claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor gives written notice to the Indemnitee within thirty (30) days after the Indemnitee has given notice of the third party claim that the Indemnitor will indemnify the Indemnitee from and against the entirety of any and all losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against the third party claim and fulfill its indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnitee, (iv) the Indemnitee has not been advised by counsel that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of the third party claim, (v) the third party claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, (vi) settlement of, an adverse judgment with respect to or the Indemnitor’s conduct of the defense of the third party claim is not, in good faith judgment of the Indemnitee, likely to be materially adverse to the Indemnitee’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnitor conducts the defense of the third party claim actively and diligently.

9.05 Right of Parties to Settle or Defend. If the Indemnitor determines to accept the defense of such claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee. If the Indemnitor does not undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim.

9.06 Settlement Proposals. Except as provided in the immediately following sentence, the Indemnitor may settle any third party claim as to which it has agreed to accept the defense, on any terms which it may deem reasonable. In the event that the Indemnitor desires to settle any such third party claim, the Indemnitor shall not, without the Indemnitee’s prior written consent, (i) settle or compromise any proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written and unconditional release from all liability in respect of such proceeding, claim or demand, or if payment by the Indemnitor of money is not the sole relief or (ii) settle or compromise any such proceeding, claim or demand in any manner that adversely affects the Indemnitee. Following the Closing, the indemnification obligations of this Article IX shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise, except for Claims or causes of action based on fraud.

9.07 Reimbursement. At the time the amount of any liability on the part of the Indemnitor under this Article IX is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments by the Indemnitee and (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within 10 days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

9.08 Certain Adjustments.

(a) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the purchase price, unless otherwise required by applicable law.

(b) For all purposes of this Article VIII, any amounts payable in respect of indemnification claims shall be net of any insurance paid to the Indemnitee from its own insurance policies in connection with the facts giving rise to the right to indemnification (provided that the Indemnitee shall be under no obligation to make any Claim under any such insurance policy).

9.09 Insurance Claims. At any time and from time to time after the Closing, at the request of Purchaser and without further consideration, Seller and Parent, as the case may be, shall, at Purchaser’s expense, use commercially reasonable efforts to file and pursue, on behalf of Purchaser, any Claims relating to the activities of Seller prior to the Closing Date, which are or have previously been covered under their respective insurance policies, as applicable, and shall hold all payments and other benefits received in connection with such claims in trust or for the benefit of, and promptly pay the same over to, Purchaser; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

ARTICLE X. MISCELLANEOUS.

10.01 Entire Agreement. This Agreement (together with the Schedules hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters. The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

10.02 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York. Purchaser, Parent and Seller hereby irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement. Each of Purchaser, Parent and Seller hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.03 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

10.04 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller:	c/o PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Attention: Erik Levy – Senior Vice President
Phone: (212) 745-0100
Fax: (212) 745-0150

With a copy to:	PRIMEDIA Inc.
745 Fifth Avenue New York, NY 10151 Attention: General Counsel Phone: (212) 745-0100 Fax: (212) 745-0131

If to Purchaser:	Alloy C1 Acquisition, LLC c/o Alloy, Inc. 151 West 26th Street, 11th Floor New York, NY 10001 Attention: Chief Executive Officer Facsimile: (212) 244-4311

With a copy to:	Alloy, Inc. 151 West 26th Street, 11th Floor New York, NY 10001 Attention: General Counsel Facsimile: (212) 244-4311

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attention: Dean G. Zioze, Esq. Facsimile: (617) 542-2241

10.05 Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10.06 Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

10.07 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

10.08 Counterparts. This Agreement may be executed by facsimile in two or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

10.09 Interpretation. Article titles and headings to sections are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof’, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or ‘Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto; references to “generally accepted accounting principles” shall mean generally accepted accounting principles in the United States.

10.10 Knowledge. For the purpose of this Agreement, the phrase “to the knowledge of Seller” and similar terms and phrases used to refer to the knowledge or awareness of Seller means (a) the actual knowledge of the persons listed on Schedule 10.10 or (b) any knowledge of such persons which was or could reasonably have been obtained by any such persons in the prudent exercise of his or her duties as an employee of Seller or Parent or upon due inquiry of those employees reporting thereto, whose duties would, in the normal course of business affairs, result in such employees having knowledge concerning the subject in question.

10.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

10.12 Specific Performance; Remedies Cumulative. Seller recognizes that the Assets cannot be readily obtained in the open market and that Purchaser will be irreparably injured if this Agreement is not specifically enforced. Therefore, Purchaser shall be entitled in such event, in addition to bringing suit at Law or equity for money or other damages, to obtain specific performance to order the sale of the Assets contemplated by this Agreement. In any action to enforce the provisions of this Agreement, Seller and its affiliates shall waive the defense that there is an adequate remedy at law or equity and hereby agrees that Purchaser shall have the right to obtain specific performance of the sale of the Assets contemplated by this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

PRIMEDIA INC.

By:
Name:
Title:

CHANNEL ONE COMMUNICATIONS CORPORATION

By:
Name:
Title:

ALLOY C1 ACQUISITION, LLC

By:
Name:
Title:

55